FOR IMMEDIATE RELEASE

Contact: Tom Gruber
         nStor Technologies Inc.
         858-453-9191
         E-Mail: thomasg@nstor.com

                 nStor Technologies, Inc. Announces Purchase of

                          Stonehouse Technologies, Inc.

SAN DIEGO, June 10, 2002 /PRNewswire-FirstCall/ -- nStor Technologies, Inc. NSO, an innovative provider of network storage systems, today announced that it has concluded the purchase of Stonehouse Technologies, Inc. from Pacific USA Holdings Corp., a Plano, Texas-based subsidiary of Pacific Electric Wire & Cable Co., Ltd, a Taiwan-based public company (PEWC), for approximately 27 million shares of newly issued nStor common stock (including 4.5 million shares which are subject to approval of nStor's shareholders).

The purchase price may be adjusted upward payable in shares based on 37 cents per share in an amount equal to ten times the pre-tax earnings of Stonehouse in excess of $1 million during the first year after the acquisition, with a maximum increase in the purchase price of 8.7 million shares.

Stonehouse is the premier solutions provider of software and services that enable large enterprises to manage their communication services expenses, assets and processes. Its financial subsidiary provides marketing assistance to financial institutions.

Tom Gruber, Chief Operating Officer of nStor, stated, "Stonehouse is expected to have a positive financial impact from the date of acquisition and will enhance the projected turnaround in nStor's operations. As previously announced, we expect to begin to operate on a positive cash flow basis during the third quarter of 2002." Mr. Gruber further noted, "Jack Gates will remain as Chief Executive Officer of Stonehouse and will become an advisor to nStor."

Mr. Gates stated, "I am pleased with the new affiliation and expect to expand the relationships with Stonehouse customers to include providing for their storage needs."

Maurice Halperin, Chairman of the Board of nStor, noted, "Pacific Technology Services, Inc., also a PEWC subsidiary, is the holder of the previously announced exclusive Reseller Agreement for Mainland China of nStor products and the owner of an option to purchase 30 million shares of nStor stock at 40 cents per share." Mr. Halperin continued, "We welcome the equity ownership in nStor by the Pacific Electric Wire & Cable subsidiary and the potential increase in opportunities in the Asian market that Pacific USA brings to nStor."

Jack Takacs, Chief Executive Officer of Pacific USA, stated, "We are encouraged about the future prospects of nStor and pleased to become a major shareholder".


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About nStor Technologies

Headquartered in San Diego, California, nStor Technologies, Inc. designs, develops and manufactures direct attached and SAN-ready data storage enclosures and storage management software used in storage solutions for open systems computing operations that include Windows NT, Windows 2000, Unix, Macintosh and Linux platforms. nStor markets its products through a direct sales force and a global network of reseller and OEM partners. Additional information about nStor can be found by visiting the company's web site at www.nstor.com .

About Stonehouse Technologies

Stonehouse is the premier provider of software and services for Communication Services Management solutions that help enterprises manage and control telecommunications expenses, assets, and processes. Stonehouse applications, and professional and managed services enable customers to manage voice, data and wireless services by providing a systematic approach to monitor expenses, manage vendor invoices, accurately allocate costs, automate order processing and track inventory of assets. Stonehouse's suite of applications is fully integrated and can be installed on-site or delivered in an ASP environment; consulting and managed services are provided by hands-on, seasoned professionals. Founded in 1978, Stonehouse is headquartered in Plano, Texas, with regional offices in New Jersey, Arkansas, Florida and Virginia. For more information about Stonehouse products and services, visit the company's Web site at www.stonehouse.com.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimated", "project", "expect", "anticipate", or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the company's inability to increase sales to current customers and to expand its customer base, continued acceptance of the Company's products in the marketplace, the Company's inability to improve the gross margin on its products, competitive factors, dependence upon third-party vendors, results of litigation, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. nStor is a registered trademark of nStor Technologies, Inc.